                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 4)
                                             ---

                        LASERMASTER TECHNOLOGIES, INC.
                     ------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
                     ------------------------------------
                        (Title of Class of Securities)

                                  517919 10 6
                              ------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]
(A fee is not required only if the filing persons: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))

                                                               Page 1 of 4 Pages
                                                                         -

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-----------------------                                  ---------------------
  CUSIP NO. 517919 10 6                 13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Lawrence J. Lukis
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,758,945

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          173,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,758,945

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          173,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,931,945

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(S) EXCLUDES CERTAIN SHARES
10    X Excludes 257,586 shares owned by spouse, Donna Lukis.


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      13.6%

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      TYPE OF REPORTING PERSON*
12
      IN.

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
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                                                               Page 3 of 4 Pages
                                                                         -

Item 1(a):  Name of Issuer
--------------------------

               LASERMASTER TECHNOLOGIES, INC.

Item 1(b):  Address of Issuer's Principal Executive Offices
-----------------------------------------------------------

               7090 Shady Oak Road
               Eden Prairie, MN 55344

Item 2(a):  Name of Person Filing
---------------------------------

               Lawrence J. Lukis

Item 2(b):  Address of Principal Business Office
------------------------------------------------

               7090 Shady Oak Road
               Eden Prairie, MN 55344

Item 2(c):  Citizenship
-----------------------

               United States

Item 2(d):  Title of Class of Securities
----------------------------------------

               COMMON STOCK

Item 2(e): CUSIP Number
-----------------------

               517919 10 6

Item 3: If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check
-------------------------------------------------------------------------------
whether person filing is a:
---------------------------

               Not Applicable

Item 4: Ownership
-----------------

          (a)  Amount Beneficially owned   1,931,945
          (b)  Percent of class         13.6%
          (c)  Number of shares such person has:

               (i)  Sole voting power   1,758,945
              (ii)  Shared voting power   173,000
             (iii)  Sole power to dispose or direct   1,758,945
              (iv)  Shared power to dispose or direct   173,000

                                                               Page 4 of 4 Pages
                                                                         -

Item 5:  Ownership of Five Percent or Less of a Class
-----------------------------------------------------

          Not Applicable

Item 6:  Ownership of more than Five Percent on behalf of Another Person
------------------------------------------------------------------------

          Not Applicable

Item 7:  Identification and Classification of the Subsidiary which Acquired the
-------------------------------------------------------------------------------
Security being Reported on by the Parent Holding Company
--------------------------------------------------------

          Not Applicable

Item 8:  Identification and Classification of Members of the Group
------------------------------------------------------------------

          Not Applicable

Item 9:   Notice of Dissolution of Group
          ------------------------------

Item 10:  Certification
-----------------------

          Not Applicable

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 1997


     /s/ Lawrence J. Lukis
------------------------------------
          (signature)

        Lawrence J. Lukis
------------------------------------
     (name printed/title)